Exhibit 99.1

Erie Indemnity Increases Dividend and Management Fee

Erie, Pa. — December 13, 2006 — At the December 12, 2006, regular meeting of the Board of Directors of the Erie Indemnity Company (NASDAQ: ERIE), the Board approved increases in shareholders’ dividends and the management fee rate charged to the Erie Insurance Exchange. The Board increased the regular quarterly dividend from $0.36 to $0.40 on each Class A share and from $54.00 to $60.00 on each Class B share. The dividend is payable January 19, 2007, to shareholders of record as of January 4, 2006, with a dividend ex-date of January 2, 2007. The dividend increase is a result of the Company’s continuing strong financial results and capitalization. Based on the current Class A market price, the new dividend results in an annualized dividend yield of 2.82 percent and represents an 11.1 percent increase in the payout per share over the current dividend rate.

In a separate action, the Board voted to increase the management fee rate to 25.0 percent from the current 24.75 percent rate paid the Erie Indemnity Company by the Erie Insurance Exchange, effective January 1, 2007. The management fee rate was 24.75 percent for the period January 1 through December 31, 2006. The Company’s Board of Directors has the authority to change the management fee rate at its discretion; however the maximum fee rate permissible by agreement is 25 percent. This action was taken after the Board’s consideration and review of the relative financial position of the Erie Insurance Exchange and the Erie Indemnity Company.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to management fee revenue, cost of management operations, underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company’s other business activities during 2005 and beyond. In some cases, you can identify forward-looking statements by terms such as “may,” will,” “should,” “could,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions. These forward-looking statements reflect the Company’s current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.